CERTIFICATE OF MERGER
OF
MY PERSONAL SALON, LLC,
A Delaware Limited Liability Company
AND
MY PERSONAL SALON.COM, INC.
A Delaware Corporation

It is hereby certified that:

            1.  The constituent business entities participating in the merger herein certified are:

                        (I)   My Personal Salon, LLC, a Delaware Limited Liability Company, which is organized under the laws of the State of Delaware; and

                        (ii)  My Personal Salon.Com, Inc., a Delaware Corporation, which is incorporated under the laws of the State of Delaware.

            2.  An Agreement of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent entities in accordance with the provisions of subsection (b) of Section 18-209 of the Delaware Limited Liability Company Law and in accordance with the provisions of subsection (c) of Section 251 of the Delaware General Corporation Law., to wit, by My Personal Salon, LLC, a Delaware Limited Liability Company, and by My Personal Salon.Com, a Delaware Corporation.

           3    The name of the surviving corporation in the merger herein certified is  My Personal Salon.Com, Inc., a Delaware Corporation, which will continue its existence as said surviving corporation under the name, My Personal Salon.Com, Inc., upon the effective date of said merger pursuant to the provisions of the Delaware General Corporation Law.

4. The Certificate of Incorporation of  My Personal Salon.Com, Inc., as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the Delaware General Corporation Law.

5. The executed Agreement of Merger between the aforesaid constituent business entities is on file at the principal place of business of the aforesaid surviving corporation, the address of which is as follows:

My Personal Salon Inc.

1410 Broadway

New York, NY  10018

            6.  A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of the Delaware Corporation or any member of the extinguishing limited liability company.

STATE OF DELAWARE
Executed on this sixth day of June, 2001.	SECRETARY OF STATE
My Personal Salon.com, Inc., A Delaware Corporation	DIVISION OF CORPORATIONS
Stephen Davis, CEO	FILED 9:00 AM 3/23/2001

93